Exhibit (a)(1)(f)

ANTRIABIO, INC.

AMENDMENT TO WARRANTS

This Amendment to Warrants (the “Amendment”) is made as of the date set forth below the signatures, by and between the warrantholder named in the signature block (“Warrantholder”) and AntriaBio, Inc. (“AntriaBio”).

WHEREAS, AntriaBio commenced an offer to amend (the “Offer to Amend”) certain outstanding warrants to purchase shares of AntriaBio’s common stock that were initially issued on December 23, 2013, December 31, 2013, January 15, 2014, March 31, 2014, November 28, 2014, December 31, 2014, February 18, 2015, February 23, 2015, March 31, 2015 OR April 6, 2015, pursuant to an Offer to Amend Certain Outstanding Warrants dated December 15, 2016 and the letter from Nevan C. Elam dated December 15, 2016, both of which are incorporated herein by reference;

WHEREAS, AntriaBio has previously issued to Warrantholder one or more warrants (each an “Warrant” and collectively, the “Warrants”) that were eligible for amendment pursuant to the Offer to Amend; and

WHEREAS, Warrantholder completed and submitted an Election Form to AntriaBio, which is incorporated herein by reference, in accordance with the terms and conditions of the Offer to Amend so that Warrantholder’s Warrants will be amended in accordance therewith.

NOW, THEREFORE, the parties hereto agree that the Warrants are hereby amended as follows:

1.	Amendment of Warrants. Notwithstanding anything to the contrary set forth in the Warrants:

a.	The Warrants, as amended by this Amendment, will be exercisable at a share price of $1.65 per share.
b.	The Warrants, as amended by this Amendment, will be exercisable at any time after the date of this Amendment and prior to the expiration of such Warrants on January 30, 2020 or the twentieth (20) day after the date on which the Acceleration Notice (as defined in the Amended Warrant) is given (the “Expiration Date”), at which time this Warrant shall expire and become void, but if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which shall not be such a day. In the event that (A) the common stock trades in the United States at a closing price of greater than $3.30 per share for a period of at least twenty-five (25) days during any thirty (30) Trading Day trading period; (B) the daily trading volume of the common stock in the United States for at least twenty (20) consecutive days during such trading period shall be greater than 250,000 shares of common stock and (C) the shares of common stock underlying the Warrant are registered on an effective registration statement pursuant to the Securities Act of 1933, as amended (an “Acceleration Event”), the Company may, at its option, accelerate the Expiration Date of the warrant by giving notice within five (5) business days of any such Acceleration Event (the “Acceleration Notice”). The Holder may exercise the Warrant after the issuance of the Acceleration Notice, but if not exercised, the Warrant shall expire on the Expiration Date and have no further force and effect.

2.	No Other Changes. To the extent not expressly amended hereby, the Warrants will remain in full force and effect.

3.	Assignment. This Amendment will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Warrantholder upon Warrantholder’s death, (b) any permitted transferee of the Warrants, and (c) any successor of AntriaBio. Any such successor of AntriaBio will be deemed substituted for AntriaBio under the terms of this Amendment for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of AntriaBio.

4.	Entire Agreement. This Amendment, taken together with the Warrants (to the extent not amended hereby), represent the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Warrantholder’s warrant benefits. This Amendment may be amended at any time only by mutual written agreement of the parties hereto.

5.	Counterparts. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of email copies bearing the email signature of a party will constitute a valid and binding execution and delivery of the Amendment by such party. Such email copies will constitute enforceable original documents.

6.	Headings. All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Amendment.

7.	Governing Law. This Amendment will be governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, this Amendment has been entered into as of the date set forth below the signatures.

WARRANTHOLDER:

Name (please print):

Signature of Authorized Signatory:

Title:

Email Address:

Date and Time Signed:

ANTRIABIO, INC.:

Name (please print):

Signature of Authorized Signatory:

Title:

Email Address:

Date and Time Signed: